Filed Pursuant to Rule 424(b)(3)

File No. 333-110581

POINT THERAPEUTICS, INC.

PROSPECTUS SUPPLEMENT NO. 2 DATED APRIL 2, 2004

TO THE PROSPECTUS DATED DECEMBER 22, 2003

This Prospectus Supplement No. 2 supplements our prospectus dated December 22, 2003, as previously supplemented by Prospectus Supplement No. 1 dated March 17, 2004 (such prospectus and Prospectus Supplement No. 1 are collectively referred to as the “Prospectus”).

On March 26, 2004, Point Therapeutics, Inc. (“Point”) sold equity securities in a private placement (the “Private Placement”). Point sold 3,000,000 shares of Common Stock in the Private Placement at a price of $4.50 per share to new and existing institutional investors, resulting in gross proceeds to the Company of $13,500,000. The investors in this Private Placement also received five-year warrants to purchase an additional 900,000 shares of Common Stock (the “Investor Warrant Shares”) at an exercise price of $6.25 per share. After agent fees and related legal costs totaling approximately $1,400,000, net proceeds to Point from the Private Placement will be approximately $12,100,000. Point also issued five-year warrants to purchase an additional 250,000 shares of Common Stock in the aggregate (the “Placement Agent Warrant Shares”) at an exercise price of $6.25 per share to RBC Capital Markets and Paramount BioCapital, Inc., which acted as the placement agents for this Private Placement.

In connection with this Private Placement, Point plans to file a registration statement with the Securities and Exchange Commission no later than April 23, 2004, which will register the re-sale of the Shares, the Warrant Shares and the Placement Agent Warrant Shares.

On April 2, 2004, Point announced that its application to list its Common Stock on the NASDAQ SmallCap Market had been approved. Point began trading on the NASDAQ SmallCap Market on April 2, 2004 under the symbol “POTP”.

This Prospectus Supplement No. 2 modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement No. 2.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS, AS SUPPLEMENTED BY PROSPECTUS SUPPLEMENT NO. 1 BEGINNING ON PAGE 14.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.